SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):        Commission File Number
         December 16, 1998                                      0-7674
                                                                ------


                        FIRST FINANCIAL BANKSHARES, INC.
                        --------------------------------
             (Exact Name of Registrant as Specified in its Charter)


       Texas                                                    75-0944023
-----------------------                                         ----------
(State of Incorporation)                                     (I.R.S. Employer
                                                             Identification No.)


                      400 Pine Street, Abilene, Texas 79601
                   (Address of Executive Offices and Zip Code)

                  Registrant's Telephone Number (915) 627-7155




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ITEM 5.  Other Events.

         On December 16, 1998, First Financial Bankshares, Inc. (the "Company") commenced consummation of the Stock Exchange Offer (the "Exchange Offer") made to the shareholders of Cleburne State Bank ("CSB"), pursuant to a Stock Exchange Agreement and Plan of Reorganization (the "Exchange Agreement") dated September 4, 1998, between the Company and CSB. Pursuant to the Exchange Agreement, the Company offered to acquire from the shareholders of CSB all (but not less than 90%) of the issued and outstanding shares of CSB common stock ("CSB Stock") in exchange for shares of the common stock of the Company (the "Company's Stock"), with cash to be issued in lieu of any fractional shares of the Company's Stock to which the shareholders of CSB would otherwise be entitled. The shares of the Company's Stock issued in connection with the Exchange Offer were registered with the Securities and Exchange Commission and the Registration Statement was declared effective on November 6, 1998. Prior to commencing the Exchange Offer, the Company and CSB had obtained the approval of the Federal Reserve Board and other regulatory authorities for the Company to acquire CSB.

         Pursuant to the terms of the Exchange Agreement, and as set forth in the Prospectus delivered to the shareholders of CSB, the Company offered to exchange 2.1073 shares of the Company's Stock for each share of CSB Stock tendered by the shareholders of CSB, and to pay cash for any fractional shares of the Company's Stock to which the shareholders of CSB would otherwise be entitled on the basis of $33.18 per share. Consummation of the Exchange Offer required that at least 90% of the issued and outstanding shares of CSB Stock be tendered for exchange and that certain other conditions precedent to the consummation of the transaction as set forth in the Exchange Agreement be satisfied. Following December 9, 1998, the Company was notified by the Transfer Agent named in the Exchange Agreement that the Transfer Agent had received for exchange stock certificates for 99.8% of the issued and outstanding shares of CSB Stock. On December 16, 1998, upon satisfaction of the remaining conditions precedent to consummation of the transaction, the Company instructed the Transfer Agent to commence mailing certificates for the Company's Stock (and checks in payment for any fractional shares of such stock) to the shareholders of CSB who had tendered their shares of CSB Stock. The total consideration paid by the Company for the shares of CSB Stock tendered in exchange for the Company's Stock was $14,823,000, including the cash paid in lieu of fractional shares of the Company's Stock. The funds for payment by the Company of cash in lieu of issuing fractional shares of its common stock were provided by the Company out of its own cash reserves.

         CSB is a state banking association originally chartered in 1980. CSB operates two full-service locations, one in Cleburne, Texas and a branch in nearby Alvarado, Texas, which locations are within 25 miles of Fort Worth, Texas and should be considered part of the Fort Worth banking market. CSB provides a full range of both commercial and consumer banking services, including loans, checking accounts, savings programs, safe deposit facilities, access to automated teller machines, and credit card programs. CSB does not offer trust services. As of November 30, 1998, CSB had assets totaling $85,700,000 and shareholders' equity of $7,278,000.

         Following consummation of the Exchange Offer, it is anticipated that CSB would merge into the Company's affiliate, First National Bank in Cleburne during the first quarter of 1999, subject to complying with federal and state regulatory requirements for the merger of a state banking association into a national banking association. First National Bank in Cleburne, has total assets of approximately $103,000,000 and operates locations in Cleburne, Texas and Burleson, Texas.

                                   SIGNATURES
                                   ----------


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         FIRST FINANCIAL BANKSHARES, INC.
                                         (Registrant)



DATE:  December  16 , 1998               By: /S/Curtis R. Harvey
                                             -------------------------
                                             CURTIS R. HARVEY
                                             Executive Vice President and
                                             Chief Financial Officer